UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549




                                           FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.




  Commission File Number of issuing entity: 333-126661-06


  J.P. Morgan Chase Commercial Mortgage Securities Trust
  2006-LDP6
  (Exact name of issuing entity as specified in its charter)


  Commission File Number of depositor: 333-126661


  J.P. Morgan Chase Commercial Mortgage Securities Corp.
  (Exact name of depositor as specified in its charter)


  JPMorgan Chase Bank, National Association
  Eurohypo AG
  Nomura Credit & Capital Inc.
  PNC Bank, National Association
  IXIS Real Estate Capital Inc.
  (Exact name of sponsors as specified in its charter)


    c/o Wells Fargo Bank, N.A.
    9062 Old Annapolis Road
    Columbia, MD 21045
    (410) 884-2000



    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)



  A-1

  A-1A

  A-2

  A-3B

  A-3FL

  A-4

  A-J

  A-M

  A-SB

  B

  C

  D

  E

  F

  G

  H

  J

  K

  L

  LR

  M

  N

  NR

  P

  R

  S

  X-1

  X-2

  (Title of each class of securities covered by this Form)

    None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



    Rule 12g-4(a)(1)(i)            / /

    Rule 12g-4(a)(1)(ii)           / /

    Rule 12g-4(a)(2)(i)            / /

    Rule 12g-4(a)(2)(ii)           / /

    Rule 12h-3(b)(1)(i)            / /

    Rule 12h-3(b)(1)(ii)           / /

    Rule 12h-3(b)(2)(i)            / /

    Rule 12h-3(b)(2)(ii)           / /

    Rule 15d-6                     /X/


  Approximate number of holders of record as of the certification or notice date:
                52



  Pursuant to the requirements of the Securities Exchange Act of 1934,

    J.P. Morgan Chase Commercial Mortgage Securities Corp.

  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: January 25, 2007
  By: /s/ Bianca Russo
  Bianca Russo, Vice President/Secretary




  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.